As filed with the Securities and Exchange Commission on June 8 , 2011
Registration No. 333- 174483

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BANCO SANTANDER (Brasil) S.A.
(Exact name of registrant as specified in its charter)

Federative Republic of Brazil (State or other jurisdiction of incorporation or organization)
Not Applicable
(Translation of Registrant’s name into English)

Avenida Presidente Juscelino Kubitschek,
2235 and 2041 – Bloco A
Vila Olímpia
São Paulo, SP 04543-011
Federative Republic of Brazil
(55 11) 3553-3300
(Address and telephone number of
Registrant’s principal executive offices)
Not Applicable (I.R.S. Employer Identification Number)

James H. Bathon, Chief Legal Officer
Banco Santander, S.A.
New York Branch
45 E. 53rd Street
New York, New York 10022

(212) 350-3500
(Name, address and telephone number of agent for service)
With a copy to:

Nicholas A. Kronfeld
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, N.Y. 10017
Phone:  (212) 450-4000
Fax:  (212) 701-5800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price	Amount of registration fee
Units (1)	(2)	(2)	(2)
Common shares, without par value
Preferred shares, without par value

(1)
Traded only in the form of American Depositary Shares (as evidenced by American Depositary Receipts), each representing one unit registered under the Securities Act of 1933.  Each unit represents 55 common shares, without par value, and 50 preferred shares, without par value of Banco Santander (Brasil) S.A.  A separate Registration Statement on Form F-6 (File No. 333-172167) was filed on February 11, 2011.  The Registration Statement on Form F-6 relates to the registration of American Depositary Shares, or “ADSs,” evidenced by the American Depositary Receipts issuable upon deposit of the units registered hereby.

(2)
An indeterminate amount of units to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

PROSPECTUS

Banco Santander (Brasil) S.A.
(incorporated in the Federative Republic of Brazil)

in the form of American Depositary Shares

The selling shareholder named in this prospectus, Banco Madesant – Sociedade Unipessoal S.A. (“Banco Madesant”), may offer and sell our units (each a “Unit” and together, the “Units”) in the form of American Depositary Shares, or “ADSs,” from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.   Before Banco Madesant offers any ADSs for sale, we will file a supplement to this prospectus that discloses the number of ADSs being offered and other information, if any, regarding such offer.   Each Unit represents the right to receive 55 common shares, no par value, and 50 preferred shares, no par value, of Banco Santander (Brasil) S.A.

Any ADSs offered and sold by Banco Madesant will have been purchased in the secondary market by Banco Madesant after December 31, 2010.  You should read this prospectus carefully before you invest.

Banco Madesant may offer ADSs through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to investors, on a continuous or delayed basis or through any combination of these methods. For more information on the sale of ADSs by Banco Madesant, please see “Plan of Distribution”.  For more information regarding the net proceeds, if any, that Banco Madesant expects to receive from such sale, please see “Use of Proceeds”.

Our Units are listed on the São Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros), or the BM&FBOVESPA, under the symbol “SANB11”.  Our ADSs are listed on the New York Stock Exchange under the symbol “BSBR.”

Investing in our ADSs involves risks. You should carefully review the “Risk Factors” section set forth in our most recent annual report on Form 20-F, which is incorporated by reference herein, as well as in any other recently filed reports and, if any, in the relevant prospectus supplement.

The offering of our ADSs by Banco Madesant will be made outside Brazil and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM. The CVM has not approved or disapproved of these securities or determined if this prospectus is truthful or complete.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 8 , 2011.

i

We and Banco Madesant have not authorized any other person to provide you with information different from or in addition to that included in this prospectus and any prospectus supplement. Neither Santander Brasil nor Banco Madesant are making an offer to sell the Units or ADSs in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

In this prospectus, the terms “Banco Santander”, “Santander Brasil”, the “Bank”, the “Company”, “we”, “us”, “our” and “our company” mean Banco Santander (Brasil) S.A. and its consolidated subsidiaries (including, as from August 30, 2008, the entities of Banco Real), unless otherwise indicated.  References to “Banco Real” mean Banco ABN AMRO Real S.A. and ABN AMRO Brasil Dois Participações S.A. and their respective consolidated subsidiaries, unless otherwise indicated.  References to “Banespa” mean Banco do Estado de São Paulo S.A.—Banespa, one of our predecessor entities.  The terms “Santander Spain” and “our parent” mean Banco Santander, S.A.  References to “Santander Group” or “Grupo Santander” mean the worldwide operations of the Santander Spain conglomerate, as indirectly controlled by Santander Spain and its consolidated subsidiaries, including Santander Brasil.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, to permit sales of our ADSs by Banco Madesant. By using an automatic shelf registration statement, we are enabling Banco Madesant, at any time and from time to time, to sell securities under this prospectus in one or more offerings in an unlimited amount.  Before Banco Madesant offers any ADSs for sale, we will file a supplement to this prospectus that discloses the number of ADSs being offered and other information, if any, regarding such offer.  The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and the applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any of the ADSs being offered. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of ADSs, you should refer to the registration statement, including the exhibits thereto. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, if any, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

All references herein to the “real”, “reais” or “R$” are to the Brazilian real, the official currency of Brazil.  All references to “U.S. dollars”, “dollars” or “U.S.$” are to United States dollars.  All references to the “euro”, “euros” or “€” are to the common legal currency of the member states participating in the European Economic and Monetary Union.  We have made rounding adjustments to reach some of the figures included in this prospectus.  As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act of 1933 (the “Securities Act”).  This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement.  For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement.  If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed.  Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K.  You may inspect and copy reports and other information filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC.  The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.  In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send the depositary a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to the common shareholders.  The depositary has agreed to mail to all common shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the depositary and will make available to all common shareholders such notices and all such other reports and communications received by the depositary.

We also file financial statements and other periodic reports with the CVM located at Rua Sete de Setembro, 111, Rio de Janeiro, Rio de Janeiro 20159-900, Brazil.  The CVM maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the CVM.  The address of that website is www.cvm.gov.br. We also file financial statements and other periodic information with BM&FBOVESPA.  The address of the BM&FBOVESPA website is www.bovespa.com.br.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

We incorporate by reference into this prospectus the following documents listed below, which we have already filed with or furnished to the SEC:

(1)	our Annual Report on Form 20-F for the fiscal year ended December 31, 2010 filed on April 8, 2011 and any amendments thereto;

(2)
our report on Form 6-K filed on April 28, 2011, relating to our unaudited interim consolidated financial statements for the period ended March 31, 2011 prepared in accordance with International Financial Reporting Standards (SEC Accession No. 0001292814-11-001187), except for the report on review of interim financial information issued by the independent accountant, which was prepared in accordance with Brazilian and International Standards on Review Engagements; and

(3)	our report on Form 6-K filed on April 28, 2011, relating to our first quarter results 2011 (SEC Accession No. 0001292814-11-001185), except for the information included under the heading “Ratings”.

All subsequent reports that we file on Form 20-F under the Exchange Act after the date of this prospectus and prior to the termination of the offering shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents.  We may also incorporate by reference any other Form 6-K that we submit to the SEC after the date of this prospectus and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another.  If you find inconsistencies, you should rely on the statements made in this prospectus or in the most recent document incorporated by reference herein.

We will provide without charge to each person to whom this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents.  Requests for such copies should be directed to:

Avenida Presidente Juscelino Kubitschek, 2235 and 2041 – Bloco A
Vila Olímpia
São Paulo, SP 04543-011
Federative Republic of Brazil
phone: (55 11) 3553-3300

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus in relation to our plans, forecasts, expectations regarding future events, strategies and projections are forward-looking statements which involve risks and uncertainties and which are therefore not guarantees of future results.

Our estimates and forward-looking statements are based mainly on our current expectations and estimates on projections of future events and trends, which affect or may affect our businesses and results of operations.  Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to certain risks and uncertainties and are made in light of information currently available to us.  Our estimates and forward-looking statements may be influenced by the following factors, among others:

•	increases in defaults by our customers and in impairment losses;

•	decreases in deposits, customer loss or revenue loss;

•	increases in provisions for contingent liabilities;

•	our ability to sustain or improve our performance;

•	changes in interest rates which may, among other effects, adversely affect margins;

•	competition in the banking, financial services, credit card services, insurance, asset management and related industries;

•	government regulation and tax matters;

•	adverse legal or regulatory disputes or proceedings;

•	credit, market and other risks of lending and investment activities;

•	decreases in our level of capitalization;

•	changes in market value of Brazilian securities, particularly Brazilian government securities;

•	changes in regional, national and international business and economic conditions and inflation; and

•	other risk factors discussed under “Risk Factors” set forth in our most recent annual report on Form 20-F.

The words “believe”, “may”, “will”, “estimate”, “continue”, “anticipate”, “intend”, “expect” and similar words are intended to identify estimates and forward-looking statements.  Estimates and forward-looking statements are intended to be accurate only as of the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors.  Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance.  Our future results may differ materially from those expressed in these estimates and forward-looking statements.  You should therefore not make any investment decision based on these estimates and forward-looking statements.

BANCO SANTANDER

We are a leading full-service bank in Brazil, which we believe to be one of the most attractive markets in the world given its growth potential and low penetration rate of banking products and services.  We are the third-largest private bank in Brazil, according to the Central Bank, with a 8.6% market share in terms of assets, as of December 31, 2010, and the largest bank controlled by a major global financial group.  Our operations are present in all Brazilian regions, strategically positioned in South and Southeast, an area that accounted for approximately 73% of Brazil’s GDP in 2008, and where we have one of the largest branch networks of any Brazilian bank.  For the year ended December 31, 2010, we generated net profit of R$7.4 billion, and at that date we had total assets of R$374.7 billion and total equity of R$73.4 billion.  Our Basel capital adequacy ratio (excluding goodwill) was 22.1%.

We operate our business along three segments: Commercial Banking, Global Wholesale Banking and Asset Management and Insurance.  Through our Commercial Banking segment, we offer traditional banking services, including checking and savings accounts, home and automobile financing, unsecured consumer financing, checking account overdraft loans, credit cards and payroll loans to mid- and high-income individuals and corporations (other than to our Global Banking & Markets clients).  Our Global Wholesale Banking segment provides sophisticated and structured financial services and solutions to a group of approximately 700 large local and multinational conglomerates, offering such products as global transaction banking, syndicated lending, corporate finance, equity and treasury.  Through our Asset Management and Insurance segment, we manage fixed income, money market, equity and multi-market funds and offer insurance products complementary to our core banking business to our retail and small- and medium-sized corporate customers.

We are a member of the Santander Group, one of the largest financial groups in the world as measured by market capitalization.  In addition, at December 31, 2010, the Santander Group had shareholders’ equity of €75.3 billion and total assets of €1,217.5 billion.  With over 150 years of experience, the Santander Group has a balanced geographic diversification of its business between mature and emerging markets. The Santander Group is present in 10 major markets: Spain, Portugal, Germany, the United Kingdom, Brazil, Mexico, Chile, Argentina, Poland and the United States, and in most of these markets it has attained high market shares in retail banking. In 2010, we contributed to the Santander Group 25% of attributable profit and 9.5% of gross customer loans.

Our principal executive offices are located at Avenida Presidente Juscelino Kubitschek, 2,041 and 2,235 – Bloco A, Vila Olímpia, São Paulo, SP, 04543-011, Federative Republic of Brazil, and our general telephone number is (55 11) 3553 3300.  Our website is www.santander.com.br.  Information contained on, or accessible through, our website is not incorporated by reference in, and shall not be considered part of, this prospectus.

USE OF PROCEEDS

Banco Madesant will receive all of the net proceeds from the sale of the Units in the form of ADSs offered by this prospectus.  We will not receive any proceeds from the offering contemplated by this prospectus.

CAPITALIZATION

The following table presents our consolidated capitalization as of March 31, 2011, as derived from our consolidated financial statements prepared in accordance with International Financial Reporting Standards.  This table should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the related notes thereto incorporated by reference in this prospectus.
	At March 31, 2011 (1)		At March 31, 2011
	(in millions of R$)		(in millions of U.S.$)(2)
Liabilities
Financial liabilities held for trading	R$	4,898	US$	3,007
Other financial liabilities at fair value through profit or loss		-		-
Financial liabilities at amortized cost		261,011		160,257
Deposits from the Brazilian Central Bank		-		-
Deposits from credit institutions		36,995		22,714
Customer deposits		174,423		107,093
Marketable debt securities		26,907		16,521
Subordinated liabilities		9,974		6,124
Other financial liabilities		12,712		7,805
Hedging derivatives		-		-
Liabilities for insurance contracts		20,179		12,390
Provisions(3)		9,010		5,532
Tax liabilities		10,590		6,502
Other liabilities		3,583		2,201
Total liabilities	R$	309,271	US$	189,889
Shareholders’ equity		74,051		45,466
Minority interests		10		6
Valuation adjustments		655		402
Total capitalization	R$	383,988	US$	235,763

(1)	Total capitalization corresponds to total liabilities plus total shareholders’ equity.

(2)	Translated for convenience only using the selling rate as reported by the Central Bank at March 31, 2011 for reais into U.S. dollars of R$1.6287 to U.S.$1.00.

(3)	Provisions for pensions and contingent liabilities.

Since March 31, 2011, we have issued U.S.$250 million in securitization notes, U.S.$491 million in Eurobonds and other securities and R$2 billion in Treasury Bills (Letras Financeiras).

DESCRIPTION OF CAPITAL STOCK

The following is a summary of certain significant provisions of our bylaws, the Brazilian corporate law and the rules and regulations of the CVM and the listing rules of the BM&FBOVESPA’s Level 2 segment that pertain to our capital, management, periodical and occasional disclosures, as well as other corporate issues applicable to us.  This description does not purport to be complete and is qualified by reference to our by-laws, the Brazilian corporate law, the rules and regulations of the CVM and the Listing Rules of the BM&FBOVESPA.  In Brazil, by-laws (Estatuto Social) are the principal governing document of a corporation (sociedade por ações).

General

We are currently a publicly held company, incorporated under Brazilian law.  Our headquarters are located in the city of São Paulo, state of São Paulo, at Avenida Presidente Juscelino Kubitschek, 2041 and 2235, Bloco A, Vila Olímpia.  Documentation of our incorporation is duly registered with the Junta Comercial do Estado de São Paulo (Board of Trade of the State of São Paulo), or JUCESP, under NIRE (Registry Number) No. 35300332067.

On September 18, 2009, we entered into an agreement to join the Level 2 segment of the BM&FBOVESPA, pursuant to which we must comply with certain requirements relating to corporate governance practices and disclosure of information to the market.

Issued Share Capital

As of the date of this prospectus, our capital stock is R$62,828,201,614.21, fully paid-in and divided into 399,044,116,905 shares, all nominative, in book-entry form and without par value, consisting of 212,841,731,754 common shares and 186,202,385,151 preferred shares.  Under our by-laws, we may increase our capital stock up to our authorized limit, irrespective of any amendments to our by-laws, upon a resolution of our board of directors, and through the issue of up to 500 billion new shares, provided that the total number of preferred shares cannot exceed 50.0% of the total number of our outstanding shares.  Any capital increase in excess of this limit requires approval by our shareholders.  Pursuant to the rules of the Level 2 segment of BM&FBOVESPA, we may not issue certificates, and in accordance with Law No. 4,595, we may not issue debentures.  Within the limit of our authorized capital and according to the plan approved by the shareholders’ meeting, we may grant stock options to our officers, employees and individuals who render services to us or to our controlled companies, with the exclusion of the preemptive right of our shareholders at the time of the grant or exercise of the stock options.

Treasury Stock

As of the date of this prospectus, we have no shares in treasury.

Shareholders’ Agreement

As of the date of this prospectus, there is no shareholders’ agreement in effect related to us.

Corporate Purposes

Pursuant to article 4 of our by-laws, our corporate purpose is to (1) participate in active, passive and accessory transactions related to our authorized portfolios (commercial, investment, credit, financing and investment, real estate credit and leasing, as well as foreign exchange transactions); (2) manage investment portfolios and any other transaction that would be allowed by law and regulations in force; and (3) participate, as shareholder or quotaholder, in other companies.

Description of the Units

The Units are depositary share certificates, each representing 55 common shares and 50 preferred shares, free and clear of liens or encumbrances.

The shares underlying the Units are registered in the name of the custodian and reflected in a deposit account maintained by the custodian for the benefit of each of the unit holders.  Title of the Units is transferable upon the execution of a transfer order from the holder of record to the custodian.  Income generated by the Units and the proceeds of redemption or amortization of the Units may only be paid to the holder of record in accordance with the books maintained by us, as custodian.  The shares underlying the Units, the income generated by such shares and the proceeds from share redemption or amortization may not be pledged, encumbered or given as collateral by unit holders, and may not be subject to attachment, seizure, impounding or any other form of lien or confiscation.

The Units are registered in book-entry form and are kept by us in the name of the holders thereof.  Transfers of title take place by debiting the unit account of the seller and crediting the unit account of the buyer, pursuant to a written transfer order from the seller or a judicial authorization or order for the transfer, delivered to us, and we will hold on to the transfer order.  Payment of dividends, interest attributable to shareholders’ equity and/or other cash distributions is made through us, and we deliver the funds to the unit holders.

If the Units are encumbered by pledge, trust, conditional sale or other liens, these will be annotated in the records kept by the custodian and included in the account statements issued for the Units.  As custodian, we may be required, at the request of unit holders, to provide statements of the unit accounts at the end of every month in which activity is recorded on the account or, in the absence of such activity, at least once a year.  Unit account statements must expressly indicate that they are unit account statements, contain a warning that the deposited shares, their income or proceeds from redemption or amortization may only be delivered to the account holder or pursuant to a written order from the unit holder and set forth the place and date of issue, the name of the unit holder, the name and identity of the account holder, a description of the deposited shares underlying the Units, the deposit fee charged by the Bank, if any, and the location of the unit holder service centers.

Units may be traded pursuant to written orders issued by account holders to a stockbroker operating at the stock exchange where the Units are listed for trading.  Upon presentation of such order, the custodian will block the Units from being traded and will transfer them to the buyer after receiving notice from the stock exchange that the Units were sold.

•
At any time, unit holders may order us to cancel the Units and transfer the underlying shares to the share deposit account kept by the custodian in the name of the holder.  The unit holder shall bear any transfer and cancellation costs for cancelling the Units.  Units encumbered in any way, however, may not be cancelled.  The right to cancel Units may be suspended upon the announcement of the commencement of an offering of Units, in Brazil or abroad, in which event the suspension period may not exceed 180 days.  Cancellation cannot be requested for those Units that are subject to any encumbrances or liens.

The following rules apply to the exercise of the rights granted to the shares underlying Units:

•
Dividends and other cash distributions, including the proceeds from redemption or amortization of shares issued by us, will be transferred to us and BM&FBOVESPA, in the capacity as depositaries of the shares, which will then deliver the funds to unit holders;

•	Only shareholders registered as such in our corporate books, and, in the case of the ADS holders, only the custodian, are entitled to attend shareholders’ meetings and exercise their voting rights;

•	In the event of a stock split, cancellation, reverse stock split or new issues of shares by us while the Units are in existence, the following rules will be observed:

(1)
In the event there is a change in the number of shares represented by Units as a result of a reverse stock split or cancellation of shares, we, as custodian, will debit from the unit accounts the number of cancelled shares of each unit holder, and proceed to cancel the relevant Units.  The custodian must maintain a ratio of 55 common shares to 50 preferred shares issued by us and represented by Units and will deliver to holders those shares that are insufficient to constitute a Unit at the BM&FBOVESPA in the form of shares, rather than Units; and

(2)
In the event there is a change in the number of shares represented by the Units as a result of a reverse stock split or cancellation of shares, the custodian will register the deposit of the new shares and issue new Units, registering them in the accounts of their respective holders, so as to reflect the new number of shares held by unit holders.  The custodian must maintain a ratio of 55 common shares to 50 preferred shares issued by us and represented by Units and will deliver to holders those shares that are insufficient to constitute a Unit at the BM&FBOVESPA in the form of shares, rather than Units;

•
In the event there is an increase in our capital stock as a result of the issue of new shares, therefore permitting the creation of new Units, unit holders will be entitled to exercise preemptive rights with respect to the shares underlying the Units.  In such circumstances, we will create new Units in the book-entry registry of Units and credit the Units to their holders so as to reflect the new number of common and preferred shares issued by us.  The custodian must maintain a ratio of 55 common shares to 50 preferred shares issued by us and represented by Units and will deliver to holders those shares that are insufficient to constitute a Unit at the BM&FBOVESPA in the form of shares, rather than Units.  There will be no automatic credit of Units in the event of exercise of preemptive rights over the issuance of securities other than shares; and

•	Unit holders will be entitled to receive any shares issued as a result of our consolidation or merger.

Policy for the Trading of Our Securities

We have a policy outlining rules for trading of our securities, the objectives of which are (1) to prevent and punish insider trading of our securities, and (2) define rules relating to the trading of our securities, according to CVM Instruction No. 358 and our internal policies.  This policy also is intended to prevent tipping (the passing of privileged information to the benefit of third parties) and to promote transparency in the trading of our securities.  This policy describes periods in which there shall be no trading with our securities, in order to avoid any question of insider trading.  The policy applies to us, our controlling shareholders (be they direct or indirect), board members, members of our fiscal council (when it is active) and other technical and advisory committees, employees and managers who, by virtue of their office or position have access to any privileged information and their respective direct dependents, among others.

Among other matters, our policy establishes that the persons subject to it shall refrain from buying or selling, by themselves or via their direct dependents or by using directly or indirectly controlled companies, any securities issued by us, or backed by them, as well as their respective derivatives:

(1)	during the time as of the date on which they learn about any privileged information which may affect the trading of our securities, until the date on which such information is released to the public;

(2)	when there is intention to promote a take over, total or partial split-off, merger, corporate transformation or reorganization;

(3)
during the 30-days elapsed from the date we release the half-yearly and yearly balance sheets until the date that we publish our financial statements and the release of our quarterly financial information, or “ITR”; and

(4)
during the time elapsed from the date we decide to increase our capital, to float new securities, to allot dividends, to grant bonuses, to split or group shares until we publish the respective public notices or announcements thereabout.

Our policy also establishes that our controlling shareholders, executive officers, and members of our board of directors shall not be allowed to trade in securities issued by us or their respective derivatives, whenever we are in the process of acquiring or disposing of shares issued by the us (“Buyback Program”), by our controlled or associated companies or by any other company under their common control, or if there has been granted an option or power of attorney for the same purpose, provided, however, that such prohibition shall not apply in the event the Buyback Program has the specific purpose of making feasible the management of the risk brought about our activities as market making, and provided that on the days on which the persons described above are doing business, we will only trade in shares issued by us to attend to the purposes provided for in the Buyback Program.

Rights of Common Shares and Preferred Shares

Each common share entitles its owner to one vote in our general and special shareholders’ meetings.  Common shares which are not owned by our controlling shareholder entitle tag-along rights to its owner, in the event of the disposition of our control in one or a series of successive transactions, under the same terms and conditions extended to our controlling shareholder.

Our preferred shares do not have voting rights in our shareholders’ meetings, except as related to the following matters:

•	our transformation, incorporation, merger or a spin-off of our assets;

•
the approval of contracts which would have been subject to approval in general shareholders’ meeting entered into by and between us and our controlling shareholder, directly or indirectly, and contracts of other companies in which our controlling shareholder may hold an interest, whenever, pursuant to a statutory or bylaw provision, action is required to be taken on such contracts at a shareholders’ meeting;

•	the appraisal of assets to be contributed to increase our capital stock;

•
appointment of an appraisal company to appraise our economic value in case of cancellation of our registration as a publicly-held company or the cancellation of our Level 2 status (except in the case we adhere to the Novo Mercado listing segment rules of BM&FBOVESPA, which imply adoption of additional corporate governance practices);

•
amendment or revocation of applicable regulations that alter or modify any of the requirements of Section 4.1 of the Level 2 Regulation; provided that such right shall only be effective as long as the Level 2 Regulation Agreement remains in force.

Apart from this, holders of preferred shares are entitled to the following rights according to our by-laws:

•	the right to participate with priority in the distribution of dividends and interest on shareholders own equity in an amount 10% higher than those attributed to common shares;

•
the right to participate, on the same terms and conditions attributed to holders of common shares, in capital increases as a result of capitalization of reserves and profits, and in the issuance of bonus shares resulting from the capitalization of retained profits, reserves or other funds;

•	the right to a priority reimbursement of capital stock; and

•	tag-along rights, in the event of the disposition of our control in one or a series of successive transactions, under the same terms and conditions extended to our controlling shareholder.

The shareholders’ meeting may decide on conversion of the preferred shares into common shares.

Brazilian corporate law sets forth that shares without voting rights or shares with restricted rights, including our preferred shares, shall be granted unrestricted voting rights if the company ceases to distribute, during three consecutive fiscal years, any fixed or minimum dividend granted to these shares, until the respective distributions are made.

According to our by-laws, the dividends that are not claimed by shareholders within three years, from the beginning of their payment, shall prescribe to our benefit.

Under Brazilian corporate law, any change in the preferences or that have an adverse financial effect on rights of the holders of our preferred shares, or any change that results in the creation of a more favored class of preferred shares, must be approved by a resolution at a general shareholders’ meeting, and will only become valid and effective after approval by a majority of our preferred shareholders in a special shareholders’ meeting.

According to Brazilian corporate law, (1) holders of preferred shares without voting rights (or with restricted voting rights) collectively representing at least 10% of our total capital stock and (2) holders of common shares not in the control block, which individually or collectively represent 15% of our common capital stock may appoint one member of our board of directors and his or her alternate at any annual shareholders’ meeting.  In addition, if either the common or preferred shares held by the non-controlling shareholders are insufficient to achieve these percentages, they may combine their shares to appoint one member of our board of directors and his or her alternate.  However, these rights are exercisable only by holders of the shares that have held them for a minimum of three months before the date of the annual shareholders’ meeting.

Our shareholders possess the following rights, which, under Brazilian corporate law, cannot be repealed by our by-laws or decisions made at shareholders’ meetings, including:

•	the right to vote during our shareholders’ meetings, for our common stock shareholders and for specific matters for our preferred stock shareholders;

•	the right to participate in the distribution of income and the right to participate equally and proportionally in any remaining assets upon our liquidation;

•	the preferential right to subscribe shares under certain circumstances;

•	the right to monitor the management of our business pursuant to the provisions of Brazilian corporate law; and

•	the right to withdraw from our company in those circumstances set forth under Brazilian corporate law, including (1) our merger or consolidation and (2) our spin-off, among other circumstances.

Shareholders’ General Meetings

At shareholders’ meetings regularly called and convened, our shareholders are generally empowered to take any action relating to our corporate objective and to adopt such resolutions as they may deem necessary. Shareholders at the annual general shareholders’ meeting have the exclusive power to (1) approve our annual financial statements, (2) determine the allocation of our net income and the payment of dividends with respect to the year ended immediately prior to the shareholders’ meeting, and (3) determine the aggregate compensation of the members of the board of directors, our officers and the fiscal council, if installed. The election of our directors typically takes place at the annual shareholders’ meeting, although Brazilian corporate law provides that they may also be elected at a special shareholders’ meeting. According to Level 2 Regulation, we must elect independent directors in proportion of at least 20% of the total number of our board of directors. Members of our fiscal council, if the necessary number of shareholders requires its establishment, may be elected at any shareholders’ meeting.

A special shareholders’ meeting may be held at any time, including concurrently with our annual general shareholders’ meeting.  At shareholders’ meetings, among others according to our by-laws and without prejudice to other matters under their authority, our shareholders may make decisions concerning several matters, including: (1) amendment of our by-laws; (2) election and dismissal of the members of our board of directors; (3) election of the liquidator and election of the members of the fiscal council that should operate during the liquidation proceedings; (4) delisting from the Level 2 segment of the BM&FBOVESPA; (5) suspension of the rights of a shareholder who has violated Brazilian corporate law or our by-laws; (6) approval of our merger, consolidation or spin-off; (7) approval of our dissolution and liquidation, and approval of the reports prepared by the liquidators; and (8) election of an appraisal company to determine our economic value in the case of a cancellation of our registration as a public company or the cancellation of our Level 2 segment status.

Quorum for our Shareholders’ General Meetings

As a general rule, Brazilian corporate law sets forth that a quorum for purposes of a shareholders’ meeting consists of shareholders representing no less than 25% of a company’s issued and outstanding voting capital stock on the first meeting which is called and, if that quorum is not reached, any number of our voting capital stock on the second meeting called.  A quorum for purposes of amending our by-laws consists of shareholders representing at least two-thirds of our issued and outstanding capital stock on the first call meeting and any percentage on the second call meeting.

A quorum smaller than the quorum established by Brazilian corporate law may be authorized by the CVM for a public company with widely traded shares that has had less than half of the holders of its voting shares in attendance at its last three shareholders’ meetings.

As a general rule, the affirmative vote of shareholders representing at least a majority of our issued and outstanding common shares present at a shareholders’ meeting in person, or represented by a proxy, is required to approve any proposed action, with abstentions not being taken into account.  However, the affirmative vote of shareholders representing at least 50.0% of our issued and outstanding voting capital is required, for: (1) creating preferred shares or improving existing classes of preferred shares without proportion with the other existing classes of preferred shares, except if already provided for in or authorized by the by-laws; (2) changing the preferences, withdrawal requirements or amortization of one or more preferred shares classes, or the creation of a favored class of preferred shares; (3) reducing the mandatory dividend for distribution to our shareholders; (4) approving our consolidation or merger with another company; (5) approving our participation in a group of companies (as defined in the Brazilian corporate law); (6) changing our corporate objectives; (7) suspending our liquidation; (8) approving the spin-off of a portion of our assets or liabilities; and (9) approving our dissolution.

Notice of our Shareholders’ General Meetings

Brazilian corporate law requires that all shareholders’ meetings be called by means of at least three publications in the official newspaper of the State of São Paulo (the Diário Oficial do Estado do São Paulo), and in another widely circulated newspaper in São Paulo, where the BM&FBOVESPA is located.  Our notices are currently published in the Diário Oficial do Estado do São Paulo, the official newspaper of the state of São Paulo, as well as in the newspaper Valor Econômico.  The first notice must be published no later than 15 days before the date of the meeting, and the second, no later than eight days before the date of the meeting.  However, in certain circumstances, at the request of any shareholder and after hearing us, the CVM may require that the shareholders’ meeting to be postponed to be realized within 30 days of the first notice.  In addition, upon request of any shareholder, the CVM may suspend for up to 15 days the required prior notice of the special shareholders’ meeting so that the requesting shareholder may become familiar with and analyze the proposals to be voted upon at the meeting.  Such notice must expressly contain the agenda for the meeting (being forbidden the use of the term “general matters”). The proper support documents shall be made available to the public through CVM website until publication of the first notice.

Location of our Shareholders’ General Meetings

Our shareholders’ meetings are held at our headquarters at Avenida Presidente Juscelino Kubitschek, 2041/2235, Bloco A, Vila Olímpia, in the city of São Paulo, state of São Paulo, Brazil.  Brazilian corporate law allows our shareholders to hold meetings outside our headquarters in an event of force majeure, provided that the meetings are held in the city of São Paulo and the relevant notice contains a clear and accurate indication of the place where the shareholders’ meeting should take place.

Who May Call our Shareholders’ General Meetings

According to the Brazilian corporate law, our board of directors may call a shareholders’ general meeting.  Shareholders’ general meetings may also be called by:

•	any shareholder, if our board of directors fail to call a shareholders’ general meeting within 60 days after the date they were required to do so under applicable laws and our by-laws;

•
shareholders holding at least 5% of our share capital if our board of directors fail to call a meeting within eight days after receipt of a request to call the meeting by those shareholders, and such request must indicate the proposed agenda;

•
shareholders holding at least 5% of our common shares or shareholders holding at least 5% of our preferred shares if our board of directors fail to call a meeting within eight days after receipt of a request to call the meeting to convene a fiscal council; and

•
our fiscal council, if one is in place, if our board of directors delays calling an annual shareholders’ meeting for more than one month.  The fiscal council may also call a special general shareholders’ meeting any time if it believes that there are significant or urgent matters to be addressed.

Conditions for Admission at our Shareholders’ General Meetings

Shareholders present at shareholders’ meetings must provide evidence of their status as shareholders and their ownership of shares that have voting rights as established by Brazilian corporate law. Our shareholders may be represented at a shareholders’ meeting by a proxy  (including public proxy requests, pursuant to CVM Instruction No. 481, dated December 17, 2009) appointed less than a year before the meeting, which proxy must be a shareholder, a corporate officer, a lawyer or, in the case of a publicly traded company, such as us, a financial institution. An investment fund shareholder must be represented by its investment fund officer.

Board of Directors

Our by-laws require that our board of directors consist of a minimum of five and a maximum of twelve directors, one of them denominated chairman, another vice-chairman and the other members denominated directors. The exact number of directors is set by the shareholders at the meeting which approves their election. According to Level 2 Regulation, at least 20% of the members of our board of directors should be independent.

Brazilian corporate law permits cumulative voting upon the request of shareholders of at least 10% of our voting capital.  Should this occur, each share will be granted as many votes as there are seats on the board, and each shareholder will have the option to cast his or her votes for one of more candidates.  Under CVM Instruction No. 282, dated June 26, 1998, the minimum percentage required for a shareholder to request adoption of cumulative vote procedure in public companies may be reduced based on the amount of the outstanding capital stock reflected in its by-laws, varying from 5% to 10%.

If there is no request for cumulative voting, under applicable law, the shareholders, individually or jointly, of at least 15% of our common shares, or the shareholders, individually or jointly, of at least 10% of our preferred shares or shares with restricted voting rights, or still the shareholders of common and preferred shares which jointly represent at least 10% of our total capital stock, have the right to indicate, in a separate election, one member of the board of directors and the respective substitute.

In addition, under Brazilian corporate law, each member of our board of directors must hold at least one share issued by us.

Transactions of Interest to Our Directors

Brazilian corporate law prohibits a director from: (1) performing any act consisting of a concession by using corporate assets to our detriment, as well as borrowing funds or obtaining any loan with, or borrowing any corporate assets from us, or using the benefits from our assets, services or credits, according to his own and personal interests, or benefit any company through which he or she has any interest, without prior written authorization of our shareholders or board of directors; (2) by virtue of his or her position, receiving any type of direct or indirect personal advantage from third parties without authorization in the bylaws or from a shareholders’ meeting; and (3) taking part in any corporate transaction in which he or she has an interest that conflicts with our interest or in the decisions made by other directors on the matter.

Withdrawal Rights

Shareholders who dissent or abstain from voting on certain actions taken during a shareholders’ general meeting have the right under Brazilian corporate law to withdraw from our company and to receive the value of their shares.

According to Brazilian corporate law, shareholder withdrawal rights may be exercised in the following circumstances, among others:

•
a modification in preferences, privileges or a condition of redemption or amortization conferred upon our preferred shares or creation of a new, more favored class of preferred shares (in which case, only the shareholders adversely affected by such modification or creation will have withdrawal rights);

•	a spin-off (cisão) of our company (in the specific circumstances described below);

•	a reduction in the percentage of our mandatory dividends;

•	a change in our corporate purpose;

•	an acquisition of a controlling stake in our company if the acquisition price is outside of the limits established by the Brazilian corporate law;

•	a merger (fusão) of our company with another company if we are not the surviving entity or our consolidation (incorporação) with another company; or

•	an approval of our participation in a group of companies (as defined in the Brazilian corporate law).

Brazilian corporate law further provides that any resolution regarding a spin-off that:

•	causes a change in our corporate purpose, except if the equity is spun-off to a company whose primary activities are consistent with our corporate purposes;

•	reduces our mandatory dividends;

•	causes us to join a group of companies (as defined in the Brazilian corporate law); or

•	will entitle shareholders to withdraw.

•
In cases where (1) our company merges with another company in circumstances in which we are not the surviving company or (2) we are consolidated with another company or (3) we participate in a group of companies (as defined in the Brazilian corporate law), our shareholders will not be entitled to withdraw from our company if their respective shares are (i) liquid, defined as part of the BM&FBOVESPA index or some other traded stock exchange index (as defined by the CVM) and (ii) widely held, such that the controlling shareholder or companies it controls hold less than 50% of our shares.

•
The right to withdraw expires 30 days after publication of the minutes of the relevant shareholders’ general meeting.  We are entitled to reconsider any action giving rise to withdrawal rights for 10 days after the expiration of those rights if the redemption of shares of dissenting or non-voting shareholders would jeopardize our financial stability.

•
If shareholders exercise withdrawal rights, they are entitled to receive net book value for the shares, based on the last balance sheet approved by the shareholders.  If the resolution giving rise to the rights is made later than 60 days after the date of the last approved balance sheet, the shareholder may demand that his or her shares be valued according to a new balance sheet dated no less than 60 days before the resolution date.  In this case, we must immediately pay 80% of the equity value of the shares according to the most recent balance sheet approved by our shareholders, and the balance must be paid within 120 days after the date of the resolution of the shareholders’ general meeting.

Redemption of Shares

According to Brazilian corporate law, we may redeem our shares by a decision taken in a special shareholders’ general meeting by shareholders representing at least 50% of the affected shares by the redemption.  The share redemption may be paid with our profit, profit reserves or capital reserves.  If the share redemption is not applicable to all shares, the redemption will be made by lottery.  If custody shares are picked in the lottery and there are no rules established in the custody agreement, the financial institution will specify on a pro rata basis, the shares to be redeemed.

Registration of Shares

Our shares are held in book-entry form by us and we act as the custodian agent for our shares.  Transfer of our shares will be carried out by means of book entry by us, debiting the share account of the seller and crediting the share account of the buyer, with the presentation of a written order of the transferor or a judicial authorization or order to effect such transfers.

Preemptive Rights

Except as provided below, our shareholders have a general preemptive right to participate in any issuance of new shares, in proportion to their respective shareholding in the company at such time, but the conversion of subscription receipts into shares, the granting of options to purchase shares and the issuance of shares as a result of its exercise, are not subject to preemptive rights. In addition, the Brazilian corporate law allows for companies’ by-laws to give the board of directors the power to exclude preemptive rights or reduce the exercise period of such rights with respect to the issuance of new shares, debentures convertible into shares (though technically not applicable to us, as we are not permitted to issue debentures under Brazilian banking regulations) and subscription receipts up to the limit of the authorized share capital if the distribution of those shares is effected through a stock exchange, through a public offering or through an exchange of shares in a tender offer the purpose of which is to acquire control of another company. Shareholders are allowed to exercise the preemptive rights for a period of at least 30 days following the publication of notice of the issuance of shares, and the right may be transferred or disposed of for consideration.

Purchases of Our Own Shares by Us

Our by-laws entitle our board of directors to approve the acquisition of our own shares.  The decision to acquire our shares and maintain the acquired shares in treasury or to cancel them may not, among other things: (1) result in the reduction of our share capital; (2) require the use of resources greater than our retained earnings or reserves recorded in our most recent financial statements, except the legal reserve (as defined in the applicable regulation); (3) create, directly or indirectly, any artificial demand, supply or share price condition, or use any unfair practice, as a result of any action or omission; (4) be used for the acquisition of unpaid stock or shares held by our controlling shareholders; or (5) be conducted during the course of a public offering to purchase our shares.  We may not keep in treasury more than 10% of our outstanding shares, excluding the shares held by our controlling shareholders, but including the shares held by subsidiaries.

On November 9, 2010, our board of directors approved the buyback program for our Units, to be held in treasury and subsequently sold, of up to 79,875,510 common shares and 72,614,100 preferred shares. The term of the program expires on November 9, 2011.

Any acquisition of our shares must be made on a stock exchange, except where the shares are registered for negotiation only in the over-the-counter market, and cannot be made in a private transaction or at a price higher than the market price unless prior approval is received from the CVM (and except to perform stock options previously granted to our officers by us).  We may also purchase our shares for the purpose of going private.  Additionally, we may acquire or issue put or call options related to our shares.

Restriction on Certain Transactions by Us, our Controlling Shareholders, Directors, Executive Officers and Members of our Fiscal Council

Under the CVM rules and regulations, we, our direct and indirect controlling shareholders, directors, executive officers and members of our fiscal council, when it is active, and members of any other technical or advisory committees or bodies performing technical or advisory functions, created under by our by-laws, or  anyone who, due to its position, function, or position with us, our controlling shareholders, controlled companies or companies under common control have access to any material act or fact with respect to our business (who are considered insiders under Brazilian securities regulations), must abstain from trading in our securities, including derivatives based on our securities, in the following circumstances:

•	before the public disclosure of any material act or fact with respect to our business;

•
persons that are no longer members of our management team are prohibited from trading in our securities before the disclosure of material information regarding us that occurred during their term of office.  This prohibition is extended for (1) a period of six months as from the date on which such persons quit their positions or (2) up to the date of disclosure to the public of such material information unless the trading in our securities may interfere in the conditions of the business in detriment to us or our shareholders;

•	during the period preceding an established plan to merge with another company, consolidate, spin-off part or all of our assets or reorganize;

•	during the 15-day period before the disclosure of our quarterly report, or “ITR” and annual financial statements, the “Formulário de Referência” and “DPF”; and

•
with respect to our directors and executive officers, in the event of acquisition or sale of our shares by us or the acquisition or sale of our shares by any of our controlled or affiliated companies or any other company under our common control.

Restrictions on Certain Transactions Outside our Corporate Purposes

Brazilian corporate law determines that we are expressly prohibited from carrying out any transactions that are not related to our corporate purposes or not in compliance with our by-laws.

Going Private Process

We may become a private company if we or our controlling shareholders conduct a public offering for the acquisition of all of our free float shares, pursuant to the provisions of Brazilian corporate law and the rules and regulations issued by the CVM. The minimum offering price must be the economic value of our shares, as appraised by a specialized company by adopting any recognized and accepted calculation method or another criterion defined by the CVM.

The appraisal report should be prepared by a specialized and experienced appraiser that is independent from us, our management team and controlling shareholders.  The appraiser will be chosen by the affirmative vote of the majority of members present at the meeting, in which each preferred or common share will be entitled to one vote.  The offeror will bear costs relating to the preparation of the valuation report.  The shareholders’ meeting for this purpose taking place upon first call will require presence of shareholders representing at least 20% of the total shares outstanding and, if this quorum is not met, the further shareholders’ meetings called may take place irrespective of a specific minimum quorum.

Delisting from Level 2 Segment of Corporate Governance of the BM&FBOVESPA

We may at any time request the delisting of our shares from the Level 2 segment of the BM&FBOVESPA, pursuant to a resolution obtained at a shareholders’ meeting by shareholders holding the majority of the capital stock and provided that the BM&FBOVESPA receives 30 days’ prior written notice.  Delisting from the Level 2 segment of the BM&FBOVESPA does not imply the cancellation of trading of our shares on the BM&FBOVESPA.

According to our by-laws, if our shareholders at a general shareholders’ meeting deliberate: (1) our delisting from the Level 2 segment of the BM&FBOVESPA in order for our shares to be traded outside the Level 2 segment of the BM&FBOVESPA; or (2) a corporate reorganization where the surviving company is not admitted to trade its shares on the Level 2 segment of the BM&FBOVESPA, our controlling shareholders will have to conduct a public tender offer for the shares of all our other shareholders at a minimum price that shall correspond to the economic value of the shares, as appraised by a valuation report prepared in accordance with the information in “—Going Private Process”.  The BM&FBOVESPA has to be notified of the public tender offer, and the information has to be immediately disclosed to the market after approval by the shareholders at a general shareholders’ meeting of the delisting from the Level 2 segment of the BM&FBOVESPA or corporate reorganization.

The controlling shareholders will not be required to conduct the public tender offer in case the differentiated corporate governance practices of the Level 2 segment of the BM&FBOVESPA are discontinued, but we enter into a participation agreement on the Novo Mercado, special listing segment of the BM&FBOVESPA, or in case the surviving company resulting from the corporate reorganization is already registered on this segment of the BM&FBOVESPA.

Sale of a Controlling Stake in our Company

According to our by-laws, in case of transfer of share control, either through a single or successive transactions, the same terms and conditions of purchase must be extended by the acquirer in an offer to purchase all of our shares, subject to the conditions and periods set forth under the applicable law, so as to assure equal treatment among all of our shareholders.  For such purposes, a statement informing the price and further conditions of such sale must be submitted to the BM&FBOVESPA.

The same offer will also be required (1) when there is a significant assignment of rights to purchase our shares, which may result in the change of our control, and (2) if our selling shareholders sell their control to third party, in which case, the selling shareholder must declare and provide evidence to the BM&FBOVESPA of the value received in return.

Under our by-laws, the selling shareholders may not transfer ownership of their shares if the purchaser fails to execute the Statement of Consent of Controlling Shareholders, which must be immediately submitted to the BM&FBOVESPA.

Disclosure Requirements

As a publicly held company, we should be subject to the reporting requirements established by Brazilian corporate law and the CVM.  Furthermore, once we are listed on the Level 2 segment of the BM&FBOVESPA, we should also follow the disclosure requirements set forth in the Level 2 segment of the BM&FBOVESPA regulation.

Periodical and Occasional Publication of Information

Pursuant to the Brazilian securities regulation and CVM Instruction 358, we must provide certain information to the CVM and the BM&FBOVESPA on a periodic basis, including annual information, quarterly information and the quarterly management reports and reports of independent auditors.  Brazilian securities regulations also require public companies to file with the CVM all shareholders’ agreements and notices and minutes of the shareholders’ meetings. Pursuant to CVM Ruling No. 480, of December 7, 2009 effective as of January 1, 2010, we must also file and constantly update a reference form (“Reference Form”) with the CVM (and available to the market), containing complete information with respect to us (similar to this prospectus). The Reference Form has to be updated on a yearly basis and delivered up to 5 months after the date on which the corporate year is closed, and whenever certain data contained therein is altered, within 7 business days as from the fact that originated the change.

In addition to the disclosure requirements imposed by Brazilian corporate law and the CVM, we must also observe the following disclosure models:

•
we must, no later than three months after the end of each fiscal year, release consolidated financial statements in accordance with International Financing Report Accounting Standards, or IFRS, which must be disclosed in their entirety, in the English language, together with (a) an explanatory note stating that the financial statements are in accordance with IFRS, and (b) the independent auditors’ report; and

•
after the disclosure of information as established above, by no later than 15 days following the term established by Brazilian law for disclosure of our quarterly information, we must: (1) disclose our full quarterly information translated into the English language; or (2) disclose our financial statements or consolidated financial statements in accordance with U.S. GAAP or IFRS, accompanied by the independent auditors’ review report.

According to the rules of the Level 2 segment of the BM&FBOVESPA, we must observe the following disclosure requirements:

•	no later than six months following the listing of our shares on the Level 2 segment of the BM&FBOVESPA, we must disclose our financial statements and consolidated financial statements to be prepared at the end of each quarter (except for the last quarter of each year) and at the end of each year, including a statement of our cash flow, which must indicate, at least, the changes in our cash and cash equivalents, divided into operational, finance and investment cash flow for the relevant quarter or year;

•
we must send to the BM&FBOVESPA and disclose information regarding every agreement entered into between us and our controlled and associated companies, our controlling shareholders, directors and officers, and subsidiaries and affiliates of our controlling shareholder and directors and officers, as well as other companies in the same group as those persons or entities, in one instrument or successive documents that have the same or different purposes, which amounts to, or is greater than, R$200,000.00 or 1.0% of our net equity, whichever is greater, for any one-year period.

Disclosure of Quarterly Information

In addition to the information required pursuant to applicable legislation and regulation, a company with shares listed on the Level 2 segment of the BM&FBOVESPA, such as us, must disclose the following information: (1) a consolidated balance sheet, a consolidated statement of results and the accompanying letter to shareholders; (2) any direct or indirect ownership interest exceeding 5% of shares of each class, looking through to any ultimate individual beneficial owner; (3) the number and characteristics of the securities held directly or indirectly by the controlling shareholders and members of the board of directors, officers and fiscal council, if active; (4) changes in the number of securities held by the controlling shareholders and members of the board of directors, officers and fiscal council, if active, within the immediately preceding 12 months; (5) a cash flow statement in the explanatory notes; (6) the number of free float shares and their respective percentage in relation to the total number of shares issued; and (7) notification that a binding arbitral clause is in place.

The information relating to the second, third, fourth, sixth and seventh items above must be included in the chart “Additional Information Deemed Relevant by the Company” of the ITR.

Disclosure of Trading by Our Controlling Shareholder, Directors, Officers or Members of the FiscalCouncil

Our management, controlling shareholders and members of our fiscal council, if in operation, or of any technical or advisory committee are required to disclose to us, to the CVM and to the BM&FBOVESPA the number, type and manner of acquisition of securities issued by us, our subsidiaries and our controlling companies that are held by them or by persons closely related to them and any changes in their respective ownership positions.  The information regarding the acquisition of such securities (such as name of person acquiring the shares, number and characteristics of the securities, form, price and date of acquisition) must be provided by us within ten days following the end of the month in which they were traded.

According to CVM Instruction No. 358, if any direct or indirect controlling shareholders, or shareholders entitled to elect our directors and fiscal council members either individually or in a group of persons or entities sharing similar interests, should directly or indirectly increase or reduce their interest in our capital stock by more than 5%, such persons or entities must disclose to us, the CVM and the BM&FBOVESPA the following information: (1) name and qualification of the person acquiring the shares containing, if it were the case, a declaration by the acquiring party that they did not intend to alter the structure of the company’s administration or the composition of its control; (2) reason for the participation and aimed quantity of shares; (3) number of shares, subscription receipts, rights of subscription of shares and call options, by class and type, directly or indirectly held by the acquirer or any person related to him; and (4) information regarding any agreement providing for the exercise of voting rights or the purchase and sale of the securities.  Our investor relations officer is responsible for sending this information to the CVM and to the BM&FBOVESPA within ten days as of the end of the month in which such transactions took place.

Disclosure of Material Developments

According to Law No. 6,385 of December 7, 1976, and subsequent amendments, and CVM Instruction No. 358 of January 3, 2002, and subsequent amendments, we must disclose any material development related to our business to the CVM and to the BM&FBOVESPA and must publish a notice of the material development.  Disclosure requirements include provisions that: (1) establish the concept of a material fact, which includes decisions made by the controlling shareholders, resolutions of the general shareholders’ meeting or of the management team of publicly held companies, or any other facts of a political administrative, technical, business or financial and economic nature that are related to the company’s business and that may significantly influence (a) the price of its publicly traded securities; (b) the decision of investors to buy, sell or keep such securities; and (c) the decision of investors to exercise any of such securities’ underlying rights; (2) specify examples of facts that are considered to be material, which include, among others, the execution of shareholders’ agreements providing for the transfer of control, the entry or withdrawal of shareholders that maintain any managing, financial, technological or administrative function with or contribution to the company, and any corporate restructuring undertaken among related companies; (3) require the investor relations officer, the controlling shareholders, other officers, directors, members of the fiscal council and of any technical or advisory committees to disclose material facts to the CVM; (4) require simultaneous disclosure of material facts to all markets in which the corporation’s securities are admitted for trading; (5) require the acquirer of a controlling stake in a corporation to publish material facts, including its intentions as to whether or not to de-list the corporation’s shares, within one year; (6) establish rules regarding disclosure requirements in the acquisition and disposal of a material stockholding stake; and (7) restrict the use of insider information.

Under special circumstances, we may request confidential treatment of certain material developments from the CVM, when our management believes that public disclosure could result in adverse consequences to us.

Trading on Stock Exchange

Our shares are traded on the BM&FBOVESPA, a publicly held company.  Trading on the BM&FBOVESPA is limited to member brokerage firms and a limited number of authorized nonmembers.  The CVM and the BM&FBOVESPA have discretionary authority to suspend trading in shares of a particular issuer under certain circumstances.  Trading in securities listed on the BM&FBOVESPA may be effected in transactions in the unorganized over-the-counter market in certain circumstances.

Transactions carried out on the BM&FBOVESPA are settled in three business days after the trade date.  The delivery of and payment for shares are made through the facilities of an independent clearing house of the BM&FBOVESPA, handling the multilateral settlement of both financial obligations and transactions involving securities.  According to the Regulations of the BM&FBOVESPA, financial settlement is carried out through the System of Transfer of Funds of the Central Bank and the transactions involving the sale and purchase of shares are settled through the BM&FBOVESPA custody system.  All deliveries against final payment are irrevocable.

Arbitration

According to our by-laws, we, our shareholders, our directors and officers, and the members of our fiscal council commit to submit to arbitration any and all disputes or controversies which may arise amongst ourselves relating to, or originating from, the application, validity, effectiveness, interpretation, violations and effects of violations of the provisions of Brazilian corporate law, our by-laws, the rules and regulations of the CMN, the Central Bank and the CVM, as well as other rules and regulations applicable to the Brazilian capital markets in addition to the listing regulations of the Level 2 segment of the BM&FBOVESPA, our listing agreement for adhesion to the Level 2 segment of the BM&FBOVESPA, and those of the Arbitration Regulation of the Market Arbitration Chamber.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

American Depositary Receipts

JPMorgan Chase Bank, N.A. acts as the depositary for the ADSs. Each ADS represents an ownership interest in one Unit with each Unit representing 55 common shares and 50 preferred shares, which were deposited with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder.  Each ADS also represents any securities, cash or other property deposited with the depositary that have not been distributed directly to you.  Unless specifically requested by you, all ADSs were issued on the books of our depositary in book-entry form and periodic statements were mailed to you that reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you received that will reflect your ownership of ADSs.

The depositary’s office is located at 1 Chase Manhattan Plaza, 58th Floor, New York, NY, 10005-1401.

You may hold ADSs either directly, or indirectly through your broker or other financial institution.  If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly.  If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section.  You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Brazilian law governs shareholder rights.  Because the depositary or its nominee will be the holder of record for the Units represented by all outstanding ADSs, shareholder rights rest with such record holder.  Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement.  The obligations of the depositary and its agents are also set out in the deposit agreement.  Because the depositary or its nominee will actually be the registered owner of the Units, you must rely on it to exercise the rights of a shareholder on your behalf.  The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement.  Because it is a summary, it does not contain all the information that may be important to you.  For more complete information, you should read the entire deposit agreement and the form of ADR that contains the terms of your ADSs.  You can read copies of the deposit agreement and the amendment No.1 to the deposit agreement, which were filed as exhibits to the registration statement on Form F-6 (File no. 333-162027) filed with the SEC on September 21, 2009 and to the registration statement on Form F-6 (File no. 333-172167) filed with the SEC on February 11, 2011, respectively.  You may also obtain copies of the deposit agreement and the amendment No. 1 to the deposit agreement at the SEC’s Public Reference Room, which is located at 100 F Street, NE, Washington, DC 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330.  You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Dividends and Other Distributions

How will I receive dividends and other distributions on the Units underlying my ADSs?

We may make various types of distributions with respect to our securities.  The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on Units or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement.  You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (1) appropriate adjustments for taxes withheld, (2) such distribution being impermissible or impracticable with respect to certain registered ADR holders and (3) deduction of the depositary’s expenses in (a) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (b) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (c) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (d) making any sale by public or private means in any commercially reasonable manner.  If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.  If we shall have advised the depositary pursuant to the provisions of the deposit agreement that any such conversion, transfer or distribution can be effected only with the approval or license of the Brazilian government or any agency thereof or the depositary shall become aware of any other governmental approval or license required therefor, the depositary may, in its discretion, apply for such approval or license, if any, as our Investor Relations Office may reasonably instruct in writing or as the depositary may deem desirable including, without limitation, registration with the Central Bank.

Units. In the case of a distribution in Units, the depositary will issue additional ADRs to evidence the number of ADSs representing such Units.  Only whole ADSs will be issued.  Any Units that would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

Rights to receive additional Units. In the case of a distribution of rights to subscribe for additional Units or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments, in the discretion of the depositary, representing such rights.  However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (1) distribute such securities or property in any manner it deems equitable and practicable or (2) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may, after consultation with us, if practicable, choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then-current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, Units or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit Units or evidence of rights to receive Units with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance.

Units deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such Units have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited Units (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary.  ADR holders thus have no direct ownership interest in the Units and only have such rights as are contained in the deposit agreement.  The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited Units.  The deposited Units and any such additional items are referred to as “deposited securities”.

Upon each deposit of Units, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled.  All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary that will show the number of ADSs registered in such holder’s name.  An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying Units at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of Units in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

Whenever the depositary shall receive notice of our fixing of a record date for the determination of holders of Deposited Securities entitled to receive any distribution (whether in cash, Units, rights, or other distribution), or whenever for any reason the depositary causes a change in the number of Units that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of, or solicitation of consents or proxies of, holders of

Units or other deposited securities, or whenever the depositary shall find it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the depositary may fix a record date for the determination of the holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses provided for the ADR as well as for the determination of the holders who shall be entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such holders shall be so entitled or obligated.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the Units that underlie your ADSs.  After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies.  This notice will state such information as is contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the Units that underlie your ADSs and will include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified.  The depositary will try, as far as is practical, subject to the provisions of and governing the underlying Units or other deposited securities, to vote or to have its agents vote the Units or other deposited securities as you instruct.  The depositary will only vote or attempt to vote as you instruct.  The depositary will not itself exercise any voting discretion.  Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.  If the depositary timely receives voting instructions from a registered holder of ADRs, which fail to specify the manner in which the depositary is to vote the deposited securities represented by such holder’s ADSs, the depositary will deem such holder (unless otherwise specified in the notice distributed to holders) to have instructed the depositary to vote in favor of the items set forth in such voting instructions.  Deposited securities represented by ADSs for which no timely voting instructions are received by the depositary from the holder shall not be voted. Additionally, the depositary shall, if so requested by us in writing, represent all deposited securities (whether or not voting instructions have been received in respect of such deposited securities from holders) for the sole purpose of establishing quorum at a meeting of shareholders; provided, however that the depositary shall not represent or present for quorum purposes any deposited securities for which voting instructions were not received unless and until the depositary has been provided with an opinion from our counsel in form and substance acceptable to the depositary.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will I be able to view your reports?

The depositary will make available for inspection by ADR holders, at the offices of the depositary and the custodian, the deposit agreement, the provisions of or governing deposited securities, and any written communications from us that are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.  We will furnish these communications in English when so required by any rules or regulations of the Securities and Exchange Commission.

Additionally, if we make any written communications generally available to holders of our Units, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of Units, issuances in respect of unit distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities in any manner permitted by the deposit agreement or whose ADRs are cancelled or reduced for any other reason, U.S.$13.94 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be.  The depositary may sell (by public or private sale) sufficient securities and property received in respect of a unit distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing Units or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of U.S.$1.50 per ADR for transfers of certificated or direct registration ADRs;

•	a fee of up to U.S.$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

•
a fee of U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering our ADR program (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•
any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our Units or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•
a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs that would have been charged as a result of the deposit of such securities (treating all such securities as if they were Units) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at the holder’s request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•
such fees and expenses as are incurred by the depositary (including, without limitation, expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.  The fees described above may be amended from time to time.

Direct and Indirect Payments

J.P. Morgan, as depositary, has agreed to reimburse certain of our reasonable expenses related to our ADR program and incurred by us in connection with the program. Under certain circumstances, including termination of the program, we are required to repay to J.P. Morgan amounts reimbursed in prior periods.

The reimbursements include direct payments (legal and accounting fees incurred in connection with preparation of Form 20-F and ongoing SEC compliance and listing requirements, listing fees, investor relations expenses, advertising and public relations expenses and fees payable to Broadridge and other service providers for the distribution of hard copy materials to beneficial ADR holders in the Depositary Trust Company, such as information related to shareholders’ meetings and related voting instruction cards) and indirect payments (third-party expenses paid directly and fees waived).

           For the year ended December 31, 2010, we received approximately U.S.$40 million as reimbursement from J.P. Morgan.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution.  If an ADR holder owes any tax or other governmental charge, the depositary may (1) deduct the amount thereof from any cash distributions or (2) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall.  Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made.  If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of, your ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (a) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, (b) any distributions not made to holders of ADRs or (c) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(1)	amend the form of ADR;

(2)	distribute additional or amended ADRs;

(3)	distribute cash, securities or other property it has received in connection with such actions;

(4)	sell any securities or property received and distribute the proceeds as cash; or

(5)	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason.  ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders.  Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment.  If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance.  No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADR by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (1) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation and (2) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary.  After termination, the depositary’s only responsibility will be (1) to deliver deposited securities to ADR holders who surrender their ADRs and (2) to hold or sell distributions received on deposited securities.  As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales (as long as it may lawfully do so), without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.  The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

•
payment with respect thereto of (1) any stock transfer or other tax or other governmental charge, (2) any stock transfer or registration fees in effect for the registration of transfers of Units or other deposited securities upon any applicable register and (3) any applicable fees and expenses described in the deposit agreement;

•
the production of proof satisfactory to the depositary and/or its custodian of (1) the identity of any signatory and genuineness of any signature and (2) such other information, including, without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Units and terms of the deposit agreement and the ADRs, as it may deem necessary or proper;

•
compliance with such regulations as the depositary may establish consistent with the deposit agreement and any regulations which the depositary is informed of in writing by us which are deemed desirable by us, the depositary or its custodian to facilitate compliance with any applicable rules or regulations of the Central Bank or the CVM.

The issuance of ADRs, the acceptance of deposits of Units, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of Units may be suspended, generally or in particular instances, when the ADR register or any register for Units is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdrawal Units may only be limited under the following circumstances: (1) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of Units in connection with voting at a shareholders’ meeting, or the payment of dividends, (2) the payment of fees, taxes, and similar charges and (3) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of Units.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•
any present or future law, rule, regulation, fiat, order or decree of the United States, Federative Republic of Brazil or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or bad faith;

•
it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting Units for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs.  We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required.  The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.  The depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise.  Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A.  The depositary may rely upon instructions from us or its Brazilian counsel with respect to any approval or license of the Brazilian government or any agency thereof required for any currency conversion, transfer or distribution.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability.  Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote.  In no event shall we, the depositary nor any of our or its respective agents be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The depositary may own and deal in any class of our securities or ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other Units and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof.  We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.  We may from time to time request holders or beneficial owners of an interest in ADRs to provide information as to the capacity in which such holders own or owned ADRs and regarding the identity of any other persons then or previously having a beneficial interest in such ADRs and the nature of such interest and various other matters.  By holding an ADR or an interest in ADSs, each holder agrees to provide any information requested.  The depositary has agreed to comply with reasonable written instructions received from time to time from us requesting that it forward any such requests to the registered holders of ADRs and to forward to us any responses to such requests received by it.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system.  Registered holders of ADRs may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of our company or matters relating to the deposit agreement.  Such register may be closed from time to time, when deemed expedient by the depositary or when requested by us.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.  These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

In its capacity as depositary, the depositary shall not lend Units or ADSs; provided, however, that the depositary may issue ADSs prior to the receipt of Units (each such transaction a “pre-release”).  The depositary may receive ADSs in lieu of Units to close out a pre-release (which ADSs will promptly be canceled by the depositary upon receipt by the depositary).  Each such pre-release will be subject to a written agreement whereby the person or entity to whom ADSs are to be delivered (a) represents that at the time of the pre-release such applicant or its customer owns the Units that are to be delivered by such applicant under such pre-release, (b) agrees to indicate the depositary as owner of such Units in its records and to hold such Units in trust for the depositary until such Units are delivered to the depositary or its custodian under the deposit agreement, (c) unconditionally guarantees to deliver to the depositary or its custodian, as applicable, such Units and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate.  Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days’ notice and subject to such further indemnities and credit regulations as the depositary deems appropriate.  The depositary will normally limit the number of ADSs involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to pre-released ADSs outstanding); provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.  The depositary may also set limits with respect to the number of ADSs involved in pre-release with any one person on a case-by-case basis as it deems appropriate.  The depositary may retain for its own account any compensation received by it in conjunction with the foregoing.  Collateral provided as described above, but not the earnings thereon, shall be held for the benefit of the registered holders of ADRs (other than the applicant). The depositary has no obligation to engage in pre-release with any party.

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs and

•
appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

PLAN OF DISTRIBUTION

Banco Madesant may, from time to time, sell ADSs in the United States and other countries outside Brazil in public or private transactions or on any stock exchange, market or trading facility on which ADSs are traded.  These sales may be at fixed public offering prices, which may be changed, or at negotiated prices. Banco Madesant may sell ADSs:

•	through underwriters, dealers or agents;

•	directly to a limited number of purchasers or to a single purchaser;

•	in ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	in block trades in which a broker-dealer will attempt to sell ADSs as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	in privately negotiated transactions;

•	at market prices prevailing at the time of sale or at prices related to prevailing market prices;

•	through broker-dealers who may agree with the selling shareholders to sell a specified number of such ADSs at a stipulated price per ADS;

•	through a combination of any such methods of sale; and

•	through any other method permitted pursuant to applicable law.

Banco Madesant may also sell ADSs under Rule 144 of the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by Banco Madesant may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from Banco Madesant in amounts to be negotiated.  Banco Madesant does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  The aggregate value of the compensation to be received by any participating FINRA member will not be greater than eight percent of the offering proceeds.  As of the date of this prospectus, Santander Investment Securities Inc. (“SIS”) is the only broker-dealer expected to be engaged by Banco Madesant to sell its ADSs registered pursuant to this prospectus.

Banco Madesant and any broker-dealers or agents that are involved in selling the ADSs may be deemed to be “underwriters” within the meaning of the Securities Act in connection with any sales.  If a sale occurs, any commissions received by such broker-dealers or agents and any profit on the resale of the ADSs purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

CONFLICTS OF INTEREST

SIS is an affiliate of the Company.  SIS will conduct any offering under this prospectus in which it is engaged in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  SIS may not make sales of ADSs hereunder to any discretionary account.  As of the date of this prospectus, no other broker-dealer that is considered an affiliate of the Company is expected to be engaged in connection with any offering hereunder.

LEGAL MATTERS

The validity of the Units and certain other matters of Brazilian law will be passed upon for us by Pinheiro Neto Advogados, São Paulo, Brazil.

PRINCIPAL AND SELLING SHAREHOLDERS

The Santander Group is the largest private financial group in Spain.  Through organic growth and acquisitions in Chile, Mexico, Colombia, Argentina and Brazil, among other countries, the Santander Group has grown to become the largest bank in Latin America, measured by assets.  As a result of its voting control over us, the Santander Group is in a position to cause the election of a majority of the members of our management and to determine substantially all matters to be decided by a vote of shareholders.

As of December 31, 2010, Banco Santander, S.A. indirectly owned 81.4% of our total capital stock through its subsidiaries, Grupo Empresarial Santander, S.L., Sterrebeeck B.V. and Santander Insurance Holding, S.L.  The Santander Group has a strong influence on our strategies and operations.  Our relationship with the Santander Group has provided us with access to the expertise of the Santander Group in areas such as technology, product innovation, human resources and internal audit control systems.  In addition, the Santander Group requires us to follow its banking policies, procedures and standards, especially with respect to credit approval and risk management.  Such policies and expertise have been successfully used by the Santander Group in the Spanish and other banking markets, and we believe that such policies and expertise have had and will continue to have a beneficial effect upon our operations.

The following table presents the beneficial ownership of our common and preferred shares as of April 30, 2011.

Principal Shareholders	Common Shares	Percentage of Outstanding Common Shares	Preferred Shares	Percentage of Outstanding Preferred Shares	Percentage of Total Share Capital
	(in thousands, except percentages)
Grupo Empresarial Santander	74,967,225	35.2%	63,531,985	34.1%	34.7%
Sterrebeeck	99,527,083	46.8%	86,492,330	46.5%	46.6%
Santander Insurance Holding	206,663	0.1%	0.0%	0.0%	0.1%
Employees (1)	229,837	0.1%	210,311	0.1%	0.1%
Other minority shareholders	37,910,922	17.8%	35,967,757	19.3%	18.5%
Treasury shares	0	0.0%	0.0%	0.00%	0.0%
Total	212,841,730	100.0%	186,202,383	100.0%	100.0%

(1)	Includes members of senior management.

Voting Rights of Principal Shareholders

Our principal shareholders do not have voting rights distinct from those of our other shareholders.  See “Description of Capital Stock — Issued Share Capital”.

Selling shareholder

The selling shareholder, Banco Madesant, is an affiliate of Banco Santander, S.A. and as of June 6 , 2011 owned 13,090,844 ADSs.  Banco Madesant acquired the ADSs in open market transactions since December 31, 2010 and expects to continue to engage in open market purchases of our Units in the form of ADSs from time to time and so may continue to own ADSs at the completion of any offerings made under this prospectus.  See “Plan of Distribution”.

The address of Banco Madesant is 2nd Floor, Avenida Arriaga 73, Sala 211, Funchal,  9000-060, Portugal.

EXPERTS

The consolidated financial statements and the effectiveness of our internal control over financial reporting, incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2010 have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The address of Deloitte Touche Tohmatsu Auditores Independentes is Rua Alexandre Dumas, 1981 — São Paulo, São Paulo, Brazil.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are incorporated under the laws of Brazil.  All of our directors and officers reside outside the United States.  Substantially all of our assets are located in Brazil.  As a result, it may not be possible (or it may be difficult) for you to effect service of process upon us or these other persons within the United States or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

In addition, under the regulations of Level 2 of the BM&FBOVESPA, any corporate disputes must be submitted to arbitration conducted in accordance with the rules of the Market Arbitration Chamber of BM&FBOVESPA.  See “Description of Capital Stock — Arbitration”.

We have been advised by Pinheiro Neto Advogados, our Brazilian counsel, that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below.  Such counsel has advised that a judgment against us, the directors and officers or certain advisors named herein obtained in the United States would be enforceable in Brazil upon confirmation of that judgment by the Superior Tribunal de Justiça (Superior Tribunal of Justice).  That confirmation will only be available if the U.S. judgment:

•	fulfills all formalities required for its enforceability under the laws of the United States;

•
is issued by a court of competent jurisdiction after proper service of process on the parties, which service must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of our absence has been given, as established pursuant to applicable law;

•	is not subject to appeal;

•	is authenticated by a Brazilian diplomatic office in the United States and is accompanied by a sworn translation into Portuguese; and

•	is not against Brazilian public policy, good morals or national sovereignty (as set forth in Brazilian law).

We have been further advised by our Brazilian counsel that original actions may be brought in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the directors and officers and certain advisors named herein.

In addition, a plaintiff, whether Brazilian or non-Brazilian, that resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure payment.  This bond must have a value sufficient to satisfy the payment of court fees and defendant attorney’s fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Tribunal de Justiça.  Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

Banco Santander (Brasil) S.A.

in the form of American Depositary Shares

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under Brazilian law, any provision, whether contained in the articles of association of a company or in any agreement, exempting any officer or director or indemnifying any officer or director against any liability which by law or otherwise would attach to them in respect of negligence, default, misfeasance, breach of duty or trust, is void.  A company may, however, indemnify an officer or director against any liability incurred by them in defending any proceedings, whether criminal or civil, in which a judgment is given in their favor.  We have in the past entered into indemnification agreements of this kind with the Banco Real Group’s directors and executive officers and with some of Santander Brasil’s former directors and officers when they resigned their positions.  On December 23, 2009, we adopted a policy pursuant to which we enter into such an agreement with directors and officers when they take office.  Current directors and officers will also enter into such agreements.

Item 9. Exhibits

The following is a list of all exhibits filed as part of this registration statement on Form F-3, including those incorporated herein by reference.

Exhibit No.	Document

1.1*	Form of Underwriting Agreement.

4.1
Form of Deposit Agreement among Santander Brasil, JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of American depositary shares issued thereunder, including the form of American depositary receipts.  (Incorporated by reference to our Registration Statement on Form F-6 (File no. 333-162027) filed with the SEC on September 21, 2009.)

4.2
Amendment No. 1 to Deposit Agreement dated as of February 10, 2011 among Santander Brasil, JPMorgan Chase Bank, N.A., as depositary, and holders from time to time of American depositary receipts issued thereunder. (Incorporated by reference to Exhibit (a)(2) to our Registration Statement on Form F-6 (File no. 333-172167) filed with the SEC on February 11, 2011.)

5.1
Opinion of Pinheiro Neto Advogados, Brazilian counsel of Santander Brasil, as to the validity of the Units. (Previously filed as Exhibit 5.1 to our Registration Statement on Form F-3 filed on May 25, 2011.)

8.1
Opinion of Pinheiro Neto Advogados, Brazilian counsel of Santander Brasil, as to Brazilian tax matters. (Previously filed as Exhibit 8.1 to our Registration Statement on Form F-3 filed on May 25, 2011.)

10.1	Option Plan to Purchase Share Deposit Certificate of Santander Brasil (Incorporated by reference to Attachment I to our Form 6-K/A filed with the SEC on January 6, 2010.)

23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.2	Consent of Pinheiro Neto Advogados, Brazilian counsel of Santander Brasil (included in Exhibits 5.1 and 8.1).

24.1	Powers of Attorney (included on signature page to the Registration Statement).

* To be filed, if necessary, by amendment or as an exhibit to a report filed or submitted pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and incorporated by reference.

Item 10. Undertakings

a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement as a part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

 (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of São Paulo, Brazil, on June 8, 2011.

BANCO SANTANDER (Brasil) S.A.

By:	/s/ Marcial Angel Portela Alvarez
	Name:	Marcial Angel Portela Alvarez
	Title:	Chief Executive Officer

By:	/s/ Carlos Alberto López Galán
	Name:	Carlos Alberto López Galán
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on June 8, 2011 in the capacities indicated:

Name	Title

/s/ Marcial Angel Portela Alvarez	Chief Executive Officer (principal executive officer)
Marcial Angel Portela Alvarez

/s/ Carlos Alberto López Galán	Chief Financial Officer (principal financial officer)
Carlos Alberto López Galán

/s/ Soraya Oiano Cassiano Lucena de Oliveira	Superintendent (principal accounting officer)
Soraya Oiano Cassiano Lucena de Oliveira

Chairman of the Board of Directors
Fabio Colletti Barbosa

/s/ Marcial Angel Portela Alvarez	Vice-Chairman of the Board of Directors
Marcial Angel Portela Alvarez

*	Director
José de Menezes Berenguer Neto

Director
José Manuel Tejón Borrajo

Director
José de Paiva Ferreira

/s/ José Roberto Mendoça de Barros	Director
José Roberto Mendoça de Barros

Director
José Antonio Alvarez Alvarez

/s/ Celso Clemente Giacometti	Director
Celso Clemente Giacometti

/s/ Viviane Senna Lalli	Director
Viviane Senna Lalli

*	Authorized Representative in the United States
James H. Bathon

*By:	/s/ Carlos Alberto López Galán
Attorney-in-Fact

Exhibit Index

Exhibit No.	Document

1.1*	Form of Underwriting Agreement.

4.1
Form of Deposit Agreement among Santander Brasil, JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of American depositary shares issued thereunder, including the form of American depositary receipts.  (Incorporated by reference to our Registration Statement on Form F-6 (File no. 333-162027) filed with the SEC on September 21, 2009.)

4.2
Amendment No. 1 to Deposit Agreement dated as of February 10, 2011 among Santander Brasil, JPMorgan Chase Bank, N.A., as depositary, and holders from time to time of American depositary receipts issued thereunder. (Incorporated by reference to Exhibit (a)(2) to our Registration Statement on Form F-6 (File no. 333-172167) filed with the SEC on February 11, 2011.)

5.1
Opinion of Pinheiro Neto Advogados, Brazilian counsel of Santander Brasil, as to the validity of the Units. (Previously filed as Exhibit 5.1 to our Registration Statement on Form F-3 filed on May 25, 2011.)

8.1
Opinion of Pinheiro Neto Advogados, Brazilian counsel of Santander Brasil, as to Brazilian tax matters. (Previously filed as Exhibit 8.1 to our Registration Statement on Form F-3 filed on May 25, 2011.)

10.1	Option Plan to Purchase Share Deposit Certificate of Santander Brasil (Incorporated by reference to Attachment I to our Form 6-K/A filed with the SEC on January 6, 2010.)

23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.2	Consent of Pinheiro Neto Advogados, Brazilian counsel of Santander Brasil (included in Exhibits 5.1 and 8.1).

24.1	Powers of Attorney (included on signature page to the Registration Statement).

* To be filed, if necessary, by amendment or as an exhibit to a report filed or submitted pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and incorporated by reference.